Exhibit 10.39

PURCHASE AND SALE CONTRACT

AMONG

CCP IV ARBOURS OF HERMITAGE, LLC,

OXFORD-COLUMBIA ASSOCIATES, A MARYLAND LIMITED PARTNERSHIP

AIMCO HILLMEADE, LLC,

BRANDERMILL-OXFORD ASSOCIATES LIMITED PARTNERSHIP,

LAZY HOLLOW PARTNERS,

SHELTER PROPERTIES II LIMITED PARTNERSHIP,

AMBASSADOR VII, L.P.,

WOODS OF INVERNESS CPF 16, L.P. and

ST. MARY’S OXFORD ASSOCIATES LIMITED PARTNERSHIP

AS SELLERS

AND

Standard Portfolios LLC,

a Delaware limited liability company

AS PURCHASER

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III	FEASIBILITY PERIOD	4
3.1	Feasibility Period	4
3.2	Expiration of Feasibility Period	5
3.3	Conduct of Investigation	5
3.4	Purchaser Indemnification	5
3.5	Property Materials	7
3.6	Property Contracts	8
ARTICLE IV	TITLE	9
4.1	Title Documents	9
4.2	Survey	10
4.3	Objection and Response Process/Permitted Exceptions	10
4.4	Subsequently Disclosed Exceptions	11
4.5	Existing Deed of Trust or Mortgage	12
4.6	Assumed Loans	12
4.7	Purchaser’s Financing Contingency	15
4.8	AIMCO Loan	16
4.9	Purchaser Financing	19
4.10	Housing Assistance Program Vouchers	19
4.11	HUD Approval	19
ARTICLE V	CLOSING	25
5.1	Closing Date	25
5.2	Seller Closing Deliveries	26
5.3	Purchaser Closing Deliveries	28
5.4	Closing Prorations and Adjustments	29
5.5	Post Closing Adjustments	35
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	35
6.1	Seller’s Representations	35
6.2	AS-IS	37
6.3	Survival of Seller’s Representations	39
6.4	Definition of Seller’s Knowledge	39
6.5	Representations and Warranties of Purchaser	39
ARTICLE VII	OPERATION OF THE PROPERTY	42
7.1	Leases and Property Contracts	42
7.2	General Operation of Property	42
7.3	Liens and Title Defects	42
7.4	Tax Appeals	43
7.5	Westway Village Repair Work	44
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	45
8.1	Purchaser’s Conditions to Closing	45
8.2	Seller’s Conditions to Closing	46
ARTICLE IX	BROKERAGE	47
9.1	Indemnity	47
9.2	Broker Commission	48
9.3	Texas Real Estate License Act	48
ARTICLE X	DEFAULTS AND REMEDIES	48
10.1	Purchaser Default	48
10.2	Seller Default	49
ARTICLE XI	RISK OF LOSS OR CASUALTY	50
11.1	Major Damage	50
11.2	Minor Damage	50
11.3	Closing	51
11.4	Repairs	51
ARTICLE XII	EMINENT DOMAIN	51
12.1	Eminent Domain	51
ARTICLE XIII	MISCELLANEOUS	52
13.1	Binding Effect of Contract	52
13.2	Exhibits and Schedules	52
13.3	Assignability	52
13.4	Captions	52
13.5	Number and Gender of Words	52
13.6	Notices	52
13.7	Governing Law and Venue	55
13.8	Entire Agreement	55
13.9	Amendments	55
13.10	Severability	55
13.11	Multiple Counterparts/Facsimile Signatures	55
13.12	Construction	56
13.13	Confidentiality	56
13.14	Time of the Essence	56
13.15	Waiver	56
13.16	Attorneys’ Fees	56
13.17	Time Zone/Time Periods	57
13.18	1031 Exchange	57
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	57
13.20	No Exclusive Negotiations	57
13.21	ADA Disclosure	58
13.22	No Recording	58
13.23	Relationship of Parties	58
13.24	Dispute Resolution	58
13.25	AIMCO Marks	59
13.26	Non-Solicitation of Employees	59
13.27	Survival	59
13.28	Multiple Purchasers	59
13.29	Sellers’ Several Obligations	59
13.30	Obligation to Close on all Properties	60
13.31	Texas Statutory Utility District Notice for the Woods of	60
	Inverness Property	60
13.32	Maryland Critical Area Notice	61
13.33	Effect of Partial Termination of Contract	62
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	62
14.1	Disclosure	62
14.2	Consent Agreement	63

 EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1 - A-9         Description of Land

Exhibit B-1                   Form of MD Deed

Exhibit B-2                   Form of TN Deed

Exhibit B-3                   Form of TX Deed

Exhibit B-4                   Form of VA Deed

Exhibit C                      Form of Bill of Sale

Exhibit D                      Form of General Assignment

Exhibit E                       Form of Lease Assignment

Exhibit F                       Form of Vendor Terminations

Exhibit G                      Form of Tenant Notice Letters

Exhibit H                      Lead Paint Disclosure

Exhibit I                        AIMCO Loan Note

Exhibit J                       AIMCO Loan Security Instrument

Exhibit K                      AIMCO Loan Assignment of Lease and Rents

Exhibit L                       AIMCO Loan Non-Recourse Carveout Guaranty

Exhibit M                     AIMCO Loan Environmental Indemnity Agreement

Exhibit N                      Intentionally Omitted

Exhibit O                      Assignment of HAP Contract

SCHEDULES

Schedule 1                   Seller Information Schedule

Schedule 2                   Defined Terms

Schedule 3                   Excluded Fixtures and Tangible Personal Property

Schedule 4                   List of Materials

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 25th day of September, 2009 (the “Effective Date”), by the selling parties identified on Schedule 1 (the “Seller Information Schedule”) having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (individually a “Seller” and collectively “Sellers”), and Standard Portfolios LLC, a Delaware limited liability company, having an address c/o Grant, Genovese & Baratta, LLP, Attention: Michael J. Genovese, 2030 Main Street, Suite 1600, Irvine, California 92614 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A.                 Each Seller owns the real estate commonly known as and identified by the “Community Name” listed on the Seller Information Schedule and as more particularly described in Exhibits A-1 to A-9 attached hereto and made a part hereof, and the improvements thereon.

B.                 Purchaser desires to purchase, and each Seller desires to sell, the land, improvements and certain associated property described in this Contract on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this Schedule 2 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Each Seller agrees to sell and convey its Property listed on the Seller Information Schedule to Purchaser and Purchaser agrees to purchase such Property from each Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The purchase price for each Property is set forth in the Seller Information Schedule (the “Purchase Price”).  The Purchase Price for each Property shall be payable by Purchaser as follows:

2.2.1      Concurrently with the execution of this Contract, Purchaser shall deliver to Stewart Title Guaranty Company, c/o Wendy Howell, National Commercial Closing Specialist, 1980 Post Oak Boulevard, Suite 610, Houston, TX 77056, (tel) 800-729-1906, (fax) (713) 552-1703 (“Escrow Agent” or “Title Insurer”) an initial deposit (the “Initial Deposit”) of Two Million Five Hundred Thousand  Dollars ($2,500,000.00) by wire transfer of immediately available funds (“Good Funds”).  The Allocated Initial Deposit Amount for each Property is set forth in the Seller Information Schedule.  Further, Sellers and Purchaser agree that the amount of One Hundred Dollars ($100.00) (the "Independent Contract Consideration") has been paid by Purchaser to Seller concurrently with the deposit into escrow of the Initial Deposit, as consideration for Sellers' execution and delivery of this Contract and for Purchaser's rights of review, inspection and termination set forth herein.  The Independent Contract Consideration is independent of any other consideration or payment provided for in this Contract and, notwithstanding anything to the contrary herein, is non-refundable in all events whatsoever.

2.2.2      On or before the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of Seven Hundred Thousand  Dollars ($700,000.00) by wire transfer of Good Funds.  The Allocated Additional Deposit Amount for each Property is set forth in the Seller Information Schedule.

2.2.3      Provided that the Loan Assumption and Release has occurred for a particular Assumption Property, then at the Closing Purchaser shall, with respect to such Assumption Property, receive a credit against the Purchase Price for such Assumption Property in the amount of the outstanding principal balance of the Note applicable to such Assumption Property, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the "Loan Balance").

2.2.4      The balance of the Purchase Price for each Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 1:00 p.m. on the Closing Date applicable to each such Property or at such earlier time if required by the Seller’s lender for the applicable Property.

2.2.5      The allocations of Purchase Prices for the Properties set forth on the Seller Information Schedule have been established by Purchaser, and Seller has not, in any way, influenced such allocations among the Properties.

2.3       Escrow Provisions Regarding Deposit.

2.3.1      Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2      Escrow Agent shall hold the Allocated Deposit Amount for each Property until the earlier to occur of (i) the date on which Purchaser terminates this Contract in accordance with the terms of Section 3.2 hereof, (ii) the Closing Date for the applicable Property, at which time, the Allocated Deposit Amount for such Property shall be applied against the Purchase Price for such Property or (iii) the date on which Escrow Agent shall be authorized to disburse such Allocated Deposit Amount for such Property in accordance with the terms hereof.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3      If prior to the Closing Date, Purchaser or Sellers' Representative makes a written demand upon Escrow Agent for payment of the Deposit or any part thereof, Escrow Agent shall give written notice to the other parties of such demand.  If Escrow Agent does not receive a written objection from another party to the proposed payment within ten (10) days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such ten (10) day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit (or the portion thereof in question, as the case may be) and interest thereon, if any, with a court of competent jurisdiction in the state or commonwealth in which a Property is located.  Escrow Agent shall give written notice of such deposit to Sellers' Representative and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder with respect to the Deposit (or the portion thereof so deposited into court, as the case may be).  Sellers hereby appoint Sellers' Representative to give and receive notices to Escrow Agent regarding the Deposit.

2.3.4      The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5      The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.  Notwithstanding the foregoing, Escrow Agent's signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Sellers, and the same shall become fully effective upon execution by Purchaser and Sellers, and the signature of Escrow Agent will not be necessary to amend any provision of this Contract, other than this Section 2.3.

2.3.6      Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Sellers, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including November 16, 2009 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to any Seller, have the right from time to time to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Properties and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2       Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract in its entirety with respect to all Properties (but not in part with respect to less than all Properties) by delivering a Termination Notice to Sellers’ Representative and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such Termination Notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Sellers’ Representative with such Termination Notice prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable, except as otherwise provided herein, and Purchaser’s obligation to purchase the Properties shall be conditional only as provided in Section 8.1.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmens’ liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give not less than forty-eight (48) hours’ advance notice to Seller’s Representative prior to any entry onto its Property and shall permit such Seller to have a representative present during all Inspections conducted at its Property.  Purchaser shall take all reasonable actions and implement all protections reasonably necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto each Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1      Purchaser shall indemnify, hold harmless and, if requested by a Seller (in such Seller’s sole discretion), defend (with counsel reasonably approved by such Seller) such Seller, together with such Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including such Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto such Seller’s Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to such Property during the Feasibility Period or otherwise; provided, however, such indemnity shall not cover any Loss to the extent arising from Seller’s Indemnified Parties’ negligence or willful misconduct or any preexisting latent physical or environmental conditions discovered by Purchaser in connection with its investigations as long as Purchaser immediately ceases its investigations upon discovering such latent condition and takes reasonable steps not to exacerbate such condition.

3.4.2      Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on any Property without Sellers’ Representative’s prior written consent, which consent may be withheld in Sellers’ Representative’s sole discretion.  Further, Sellers’ Representative shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of its Property), investigations and other matters that in such Sellers’ Representative’s reasonable judgment could result in any injury to its Property or breach of any contract, or expose the applicable Seller to any Losses or violation of applicable law, or otherwise adversely affect such Property or such Seller’s interest therein; provided, however, each Seller hereby expressly consents to Purchaser's performance of a Phase I environmental study of the applicable Property (to be conducted by an environmental engineer reasonably acceptable to Seller's Representative) and an ACM (asbestos containing material) study (to be conducted by an environmental engineer reasonably acceptable to Seller's Representative) in connection therewith, but only to the extent customarily performed in connection with a Phase I environmental study; and, provided, further, however, if the Phase I for any Property concludes that a Phase II is recommended, but the applicable Seller refuses permission for such Phase II (in such Seller's sole and absolute discretion), Purchaser may terminate this Contract pursuant to Section 3.2 prior to the expiration of the Feasibility Period.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Sellers’ Representative to any such activity shall be deemed to constitute a waiver by the applicable Seller or assumption of liability or risk by such Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, each Property substantially to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than One Million Dollars ($1,000,000.00) for injury or death to any one person and Three Million Dollars ($3,000,000.00) for injury or death to more than one person and One Million Dollars ($1,000,000.00) with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state(s) or commonwealth(s) in which the Properties are located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Sellers’ Representative (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto any of the Properties.

3.5       Property Materials.

3.5.1      Within ten (10) days after the Effective Date, and to the extent the same exist and are in a Seller’s possession or reasonable control (subject to Section 3.5.2), and have not been heretofore provided by a Seller to Purchaser, Seller agrees to make the documents set forth on Schedule 4 (together with any other documents or information provided by Sellers or their agents to Purchaser with respect to the Property, the “Materials”) relating to its Property available at its Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at a Seller’s option and within the foregoing time period, such Seller may deliver some or all of its Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by a Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Sellers’ Representative and Sellers’ Representative shall use commercially reasonable efforts to deliver the same to Purchaser within five (5) Business Days after such notification is received by such Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2      In providing the Materials to Purchaser, other than Seller’s Representations, each Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to all applicable Sellers or the destruction thereof shall be certified in writing by Purchaser to Sellers’ Representative as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Sellers pursuant to this Contract may not be complete or constitute all of such documents which are in a Seller’s possession or control, but are those that are readily and reasonably available to such Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties.

3.5.3      In addition to the items set forth on Schedule 4, no later than five (5) Business Days after the Effective Date, each Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll and security deposit ledger for the applicable Property, which rent roll and security deposit ledger shall list the monthly base rent, Lease expiration date and unapplied security deposit for such Property and is that which each Seller uses in the ordinary course of operating its Property (collectively, the “Rent Rolls”). Sellers make no representations or warranties regarding the Rent Rolls other than the express representation set forth in Section 6.1.10.

3.5.4      In addition to the items set forth on Schedule 4, no later than 5 Business Days after the Effective Date, and to the extent same have not been heretofore provided by a Seller to Purchaser, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts for the applicable Property (the “Property Contracts Lists”).  Sellers make no representations or warranties regarding the Property Contracts Lists other than the express representations set forth in Section 6.1.11.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to each Seller (a “Property Contracts Notice”) specifying any Property Contracts of such Seller which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver a Property Contracts Notice to a Seller on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts with respect to such Seller (or its Property) and Purchaser shall assume all Property Contracts of such Seller at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract (the “Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to all applicable vendors.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by the applicable Seller (in such Seller’s sole discretion), defend (with counsel approved by such Seller) such Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent.  Notwithstanding the foregoing, at Closing, each Seller shall, at its sole cost and expense, terminate any property management contract affecting such Seller’s Property.

ARTICLE IV
TITLE

4.1       Title Documents.

4.1.1      Purchaser acknowledges that prior to the Effective Date, Purchaser has received from Escrow Agent, and has reviewed, a commitment for owner’s title insurance for each Property, as more specifically identified with regard to each Property on the Seller Information Schedule (each, a "Title Commitment"), to provide an owner’s title insurance policy for such Seller's Property using the current policy jacket customarily provided by the Title Insurer in an amount equal to such Property's Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").

4.1.2      With respect to the Chimneys of Cradlerock Property, the Lazy Hollow Property, the Spyglass Property and the Hunter’s Chase Property, Purchaser shall be solely responsible for payment of all title insurance premiums and all other costs relating to procurement of the Title Commitment, the Title Policy and any requested endorsements.

4.1.3      With respect to the Arbours of Hermitage Property, the Hillmeade Property, the Parktown Townhouse Property, the Westway Village Property and the Woods of Inverness Property, (i) Seller shall be responsible only for payment of the base premium for the Title Policy and (ii) Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2       Survey.

  Purchaser acknowledges that prior to the Effective Date, each Seller has delivered to Purchaser a copy of the existing survey of each Property as more specifically identified with regard to each Property on the Seller Information Schedule (each, an "Existing Survey").  At Purchaser's request, Sellers have ordered new or updated surveys for the Properties (the "New Surveys", and together with the Existing Surveys, the "Surveys").  Purchaser and the Sellers shall split evenly the costs for the New Surveys.

4.3       Objection and Response Process/Permitted Exceptions.

4.3.1      On or before November 1, 2009 (the “Objection Deadline”), Purchaser shall, on a Property-by-Property basis, give written notice (the “Objection Notice”) to the attorneys for Sellers of any matter set forth in any Title Documents and Surveys to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice with respect to a Property on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey for such Property.  On or before November 10, 2009 (the “Response Deadline”), a Seller who has received an Objection Notice may, in such Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which such Seller is willing to cure (or cause the Title Insurer to omit as an exception to title insurance coverage), if any, Sellers shall be entitled to reasonable adjournments of the Closing Date to cure any Objections applicable to any Seller.  If a Seller fails to deliver a Response Notice by the Response Deadline, such Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with any Response Notice or lack of any Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.3.2      Purchaser shall purchase and accept title to the Properties subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.3.2.1   (i) All matters shown in the Title Documents and the Survey for such Property, other than those Objections, if any, which (a) the applicable Seller has agreed to cure (or otherwise resolve) pursuant to the Response Notice under Section 4.3.1, or (b) the Title Insurer shall be willing to omit as exceptions to coverage or except with affirmative insurance (at no cost to Purchaser) against collection out of or enforcement against the Property with respect to any lender’s mortgage insurance policy, (ii) the standard exceptions and provisions contained in the form of insuring agreement employed by the Title Insurer, (iii) the standard exception regarding the rights of parties in possession which shall be limited to those parties in possession pursuant to the Leases, (iv) the standard exception pertaining to taxes which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments and (v) any exceptions and matters that are approved, waived or deemed to have been approved or waived by Purchaser under this Contract;

                                                4.3.2.2 All Leases;

4.3.2.3 With respect to any Assumption Property, its Assumed Encumbrances;

4.3.2.4 With respect to the Chimneys of Cradlerock Property, the HAP Contract;

4.3.2.5 Applicable zoning and governmental regulations and ordinances; and

4.3.2.6 Any defects in or objections to title to such Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.4       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, an update to any Title Commitment or Existing Survey discloses any additional item that materially adversely affects title to the applicable Property which was not disclosed on any version of, or update to, the Title Commitment or Existing Survey delivered to Purchaser prior to the expiration of the Feasibility Period (the “New Exception”), Purchaser shall have a period of five (5) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify the applicable Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, the applicable Seller may, in that Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If such Seller elects to cure (or cause the Title Insurer to omit as an exception to title insurance coverage) the New Exception, that Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If such Seller fails to deliver a notice to Purchaser within three (3) days after the expiration of the New Exception Review Period, that Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with such Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either: (i) to terminate this Contract with respect to the Property subjected to such New Exception only by delivering a Termination Notice to Sellers’ Representative or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify the Sellers’ Representative of its election to terminate this Contract in accordance with the foregoing sentence by the later of (a) the end of the Feasibility Period and (b) the date which is six (6) days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.  If Sellers’ Representative receives a Termination Notice pursuant to this Section 4.4, then the provisions of Section 13.33 shall apply to the Property with respect to which this Contract has been so terminated.

4.5       Existing Deed of Trust or Mortgage.

  It is understood and agreed that, other than the Assumed Deeds of Trust, any deeds of trust and/or mortgages which encumber the Properties (collectively, a “Deed of Trust”) shall not be deemed Permitted Exceptions for such Property, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6       Assumed Loans.

  This Section 4.6 applies only to the Assumption Properties.

4.6.1      Purchaser recognizes and agrees that, in connection with the Loan on an Assumption Property made by Lender, such Assumption Property is encumbered by the Assumed Deed of Trust and the Assumed Encumbrances.  The Loan is evidenced by the Note applicable to such Assumption Property.  Prior to the Effective Date and subject to the provisions of Section 3.5.2, each Seller of an Assumption Property has made available to Purchaser copies of the Assumed Loan Documents which are in such Seller’s possession or reasonable control.

4.6.2      Purchaser agrees that, at the Closing, (a) Purchaser shall assume the applicable Seller’s obligations under the Note and all of the other applicable Assumed Loan Documents and accept title to each Assumption Property subject to the Assumed Deed of Trust and the Assumed Encumbrances applicable to such Assumption Property, and (b) the applicable Lender shall release the applicable Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the applicable Note (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”).  Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of the applicable Seller, AIMCO or their respective affiliates (the “Specific AIMCO Provision”), and (y) unless the Lender otherwise agrees in such Lender’s sole and arbitrary discretion, Purchaser will not be permitted to assume the benefit of the Specific AIMCO Provisions and the same shall be of no further force or effect from and after the Closing Date.

4.6.3      Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  Accordingly, Purchaser, at its sole cost and expense and within 20 days after the Effective Date, but in no event later than October 1, 2009 (the “Submittal Deadline”), shall use commercially reasonable efforts to satisfy the requirements set forth in the Assumed Loan Documents to allow for each Loan Assumption and Release, including, without limitation, submitting a substantially complete application to the applicable Lender for assumption of each Loan together with all documents and information required in connection therewith (the “Loan Assumption Application”).  Purchaser agrees to provide Sellers’ Representative with a copy of each Loan Assumption Application no later than the Submittal Deadline and shall provide evidence of its submission to each Lender on or before the Submittal Deadline.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of each Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to such Lender in connection with each Loan Assumption Application.

4.6.4      Purchaser shall comply with Lender’s assumption guidelines in connection with the Loan Assumption and Release and, if required by the Lender, Purchaser shall cause such person or entity reasonably acceptable to the Lender, to execute and deliver a “non-recourse carve-out” guaranty and environmental indemnity in favor of Lender.  Purchaser shall be responsible, at its sole cost and expense, for correcting and re-submitting any deficiencies noted by such Lender in connection with a Loan Assumption Application no later than five (5) Business Days after notification from such Lender of such deficiency.  Purchaser also shall provide Sellers’ Representative with a copy of any correspondence from a Lender with respect to a Loan Assumption Application no later than five (5) Business Days after receipt of such correspondence from such Lender.  Purchaser acknowledges that a Lender’s assumption guidelines may not be consistent with the provisions of the applicable Assumed Loan Documents concerning the Loan Assumption and Release.  Purchaser shall coordinate with such Lender to comply with the appropriate provisions of both the applicable Assumed Loan Documents and such Lender’s assumption guidelines in order to allow for the Loan Assumption and Release.

4.6.5      Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, indebtedness taxes, assumption fees, title fees, endorsement fees, and other fees to release each Seller of all liability under a Loan) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Assumption Lender Fees”), in connection with each Loan Assumption Application and each Loan Assumption and Release.  The provisions of this Section 4.6.5 shall survive the termination of this Contract and the Closing.

4.6.6      There are currently no reserves, impounds and other accounts held by a Lender in connection with each Loan.  Purchaser shall be responsible for funding any new or additional reserves, impounds or accounts required by a Lender to be maintained by Purchaser in connection with each Loan after the Loan Assumption and Release (the “Required Loan Fund Amounts”).

4.6.7      Purchaser agrees promptly to deliver to each Lender all documents and information required by the Assumed Loan Documents, and such other information or documentation as such Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.  Each Seller agrees that it will cooperate with Purchaser and the applicable Lender, at no cost or expense to such Seller, in connection with Purchaser’s application to Lender for approval of each applicable Loan Assumption and Release.

4.6.8      No later than ten (10) days after the Effective Date, Purchaser shall order a Phase I Environmental study and property condition report for each Assumption Property (each prepared by engineers and/or consultants reasonably acceptable to Sellers’ Representative and Lender), and covenants that such Phase I Environmental study and property condition report shall be delivered to Sellers’ Representative and Lender no later than ten (10) days prior to the Closing Date in connection with and as a precondition to a Loan Assumption and Release for each Assumption Property.

4.6.9      If (a) Purchaser complies in all material respects with its obligations under this Contract (including this Section 4.6) and the requirements of each of the Assumed Loan Documents in connection with obtaining the Loan Assumption and Release for each Assumption Property, (b) Purchaser uses commercially reasonable efforts to diligently obtain the Loan Assumption and Release for each Assumption Property, and (c) prior to the Closing Date, Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release for an Assumption Property, then Purchaser shall promptly deliver a Termination Notice to Sellers’ Representative stating that Purchaser has been unable to obtain the Loan Assumption and Release for one or more of the Assumption Properties identified in such Termination Notice. Upon receipt by Sellers’ Representative of such Termination Notice, the Contract shall automatically be deemed terminated with respect to each Assumed Property identified in such Termination Notice.  The provisions of Section 13.33 shall apply to each Assumption Property with respect to which this Contract has been so terminated.

4.6.10    Purchaser shall be in default hereunder if, after the expiration of the Feasibility Period, Purchaser fails to use commercially reasonable efforts to diligently obtain Lender's consent to the Loan Assumption and Release for each Assumption Property.  If such event occurs, then Sellers may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Sellers.

4.7       Purchaser’s Financing Contingency.

  The terms of this Section 4.7 apply only to the Lazy Hollow Property and the Hillmeade Property (collectively, the “Purchaser’s Loan Properties” and, each a “Purchaser Loan Property”).  The obligations of Purchaser under this Contract are conditioned upon an institutional mortgage lender (“Purchaser’s Lender”) agreeing to make (A) a second mortgage loan to Purchaser on the Lazy Hollow Property in the amount of Four Million Four Hundred Thousand  Dollars ($4,400,000.00) and (B) a second mortgage loan to Purchaser on the Hillmeade Property in the amount of One Million Four Hundred Thousand  Dollars ($1,400,000.00) (each a “Purchaser’s Loan” and collectively “Purchaser’s Loans”).  Each Purchaser’s Loan shall (i) be secured by a second mortgage on such Property Loan Property, (ii) have a fixed interest rate not to exceed six and three quarters percent (6.75%), (iii) be co-terminus with the first mortgage loan securing such Property Loan Property and (iv) otherwise be on commercially reasonably terms.  Purchaser shall (a) make one or more applications to Purchaser’s Lender for Purchaser’s Loans (collectively, the “Mortgage Loan Application”), (b) furnish accurate and complete information on Purchaser and any guarantor, as required, (c) pay all reasonable fees, points and charges required in connection with such Mortgage Loan Application and loans, (d) pursue such Mortgage Loan Application in good faith and with reasonable diligence, (e) cooperate in good faith with Purchaser’s Lender to the end of securing Purchaser’s Loans, and (f) if required by Purchaser’s Lender, cause (x) such person or entity reasonably acceptable to Purchaser’s Lenderto execute and deliver a “non-recourse carve-out” guaranty and environmental indemnity in favor of Purchaser’s Lender and (y) such funds to be escrowed for real estate taxes, insurance and replacement reserves in amounts reasonably determined by Purchaser’s Lender for loans on multi-family property in the County and State which are similar in type, age and condition as such Purchaser Loan Property.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Mortgage Loan Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Purchaser’s Lender in connection with the Mortgage Loan Application.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies reasonably noted by Purchaser’s Lender in connection with the Mortgage Loan Application no later than (5) Business Days after notification from Purchaser’s Lender of such deficiency.  Provided that Purchaser’s Lender issues a commitment in accordance with the terms of this Section 4.7, Purchaser shall execute and accept the commitment of Purchaser’s Lender when issued, shall comply with all reasonable requirements of such commitment and shall promptly notify Seller upon Purchaser’s execution of such commitment.  If, notwithstanding Purchaser’s compliance with the provisions of this Section 4.7, Purchaser’s Lender fails to issue a loan commitment for a Purchaser Loan Property in accordance with the terms of this Section 4.7 on or before the Closing Date, then Purchaser shall have the right to terminate this Contract for such Purchaser Loan Property only by delivering a Termination Notice to Sellers’ Representative.  If Purchaser elects to terminate this Contract with respect to such Purchaser Loan Property, then the provisions of Section 13.33 shall apply with respect to such Purchaser Loan Property.

4.8       AIMCO Loan.

  Subject to the terms of Section 4.8.6 below, the terms of this Section 4.8 apply only to the Hillmeade Property and the Lazy Hollow Property (each an “AIMCO Loan Property”, and collectively, the “AIMCO Loan Properties”).

4.8.1      At the Closing, and subject to the provisions of Section 4.8.5 below, Seller shall make, or cause one or more Affiliates of Seller (the entity(ies) making the AIMCO Loans being herein called, collectively, “AIMCO Lender”) to make two (2) loans to Purchaser in the aggregate amount of $3,500,000 (collectively, the “AIMCO Loans”, each an “AIMCO Loan”), which AIMCO Loans shall be used as follows: (i) a portion of the AIMCO Loans shall be used to fund a portion of the Purchase Price for the Lazy Hollow Property and shall be secured by a third mortgage on such Property and (ii) a portion of the AIMCO Loans shall be used to fund a portion of the Purchase Price for the Hillmeade Property and shall be secured by a third mortgage on such Property.  Prior to the expiration of the Feasibility Period, Seller and Purchaser shall mutually agree on the allocation of the AIMCO Loans among the AIMCO Loan Properties.

4.8.2      Each AIMCO Loan shall be made by the AIMCO Lender to Purchaser on the following terms: (a) monthly payments of interest only shall be due at an interest rate of six percent (6.0%) per annum during the term of the Aimco Loan, and  (b) shall have a term of five (5) years.

4.8.3      At the Closing Purchaser shall, with respect to each AIMCO Loan, execute and deliver to the AIMCO Lender the following loan documents (herein collectively called the “AIMCO Loan Documents”):

(a)      a promissory note executed by Purchaser in the form attached hereto as Exhibit I, evidencing such AIMCO Loan;

(b)      a security instrument executed by the Purchaser in the form attached hereto as Exhibit J, securing such AIMCO Loan (the “AIMCO Loan Security Instrument”);

(c)      an assignment of leases and rents executed by the Purchaser in the form attached hereto as Exhibit K;

(d)      a non-recourse carveout guaranty executed by such person or entity reasonably acceptable to AIMCO Lender (the “Guarantor”) in the form annexed hereto as Exhibit L;

(e)      an environmental indemnity agreement executed by the Guarantor in the form annexed hereto as Exhibit M;

(f)       an opinion letter from counsel to Purchaser, in a form reasonably acceptable to AIMCO Lender, which shall opine to, among other things, the following matters: (i) the due formation, existence and organization of Purchaser and Guarantor (if Guarantor is an entity) for such AIMCO Loan, (ii) the power and authority of Purchaser and Guarantor (if Guarantor is an entity) to execute, deliver, and perform its obligations under the AIMCO Loan Documents which it is a party to, (iii) the due execution and delivery by Purchaser and Guarantor of the AIMCO Loan Documents which it is a party to, (iv) the AIMCO Loan Documents are enforceable against Purchaser and Guarantor (as applicable) in accordance with their terms, (v) the execution, delivery and performance by Purchaser and Guarantor of the AIMCO Loan Documents which it is a party to does not conflict with or violate any law, rule, regulation or ordinance applicable to Purchaser and Guarantor (as applicable) and (vi) such AIMCO Loan does not violate the provisions of the usury laws of the State in which such AIMCO Loan Property is located; and

(g)      such other consents or authorizing documents as the AIMCO Lender may reasonably request to evidence that the AIMCO Loan Documents have been duly authorized by Purchaser and the Guarantor.

4.8.4      At the Closing Purchaser shall pay all mortgage recording, transfer and grantor taxes and fees incident to the recording of each AIMCO Loan Security Instrument, if any, and the filing fees for any financing statements delivered in connection therewith.  In addition, Purchaser, at its expense, shall at the Closing obtain for the AIMCO Lender a lender’s policy of title insurance from the Title Insurer, insuring each AIMCO Loan Security Instrument as a thrid priority lien on each AIMCO Loan Property (subject only to the Permitted Exceptions).  Purchaser shall be responsible for all fees and expenses charged by Lender in connection with the AIMCO Loans (including, without limitation, all fees charged by the Lender pursuant to the Assumed Loan Documents).  The provisions of this Section 4.8.4 shall survive the termination of this Contract and the Closing.

4.8.5      From and after the Effective Date, (i) Purchaser, at its sole cost and expense, shall use commercially reasonable efforts to obtain the consent of the Lender for each AIMCO Loan Property to the applicable AIMCO Loan and (ii) Seller, at its sole cost and expense, shall cause AIMCO Lender to use commercially reasonable efforts to agree with the Lender of each AIMCO Loan Property on a form of intercreditor agreement (on such terms as are reasonably acceptable to AIMCO Lender) to be entered into at the Closing of such AIMCO Loan Property.  If, on or before the expiration of the Feasibility Period, the AIMCO Lender and the Lender of an AIMCO Loan Property shall fail to agree on the terms of an intercreditor agreement (which requirement may be waived by the AIMCO Lender in its sole discretion), then the Seller of such AIMCO Loan Property, by notice to Purchaser given on or before three (3) Business Days after the expiration of the Feasibility Period, may elect not to cause the AIMCO Lender to make the AIMCO Loan for such AIMCO Loan Property to Purchaser.  In such event, Purchaser may, within five (5) Business Days after the expiration of the Feasibility Period, terminate this Contract only with respect to such AIMCO Loan Property by delivering a Termination Notice to Seller’s Representative and the Escrow Agent.  Further, Seller and Purchaser acknowledge and agree that AIMCO Lender’s making the AIMCO Loans are expressly conditioned on the following occurring on or before the Closing of an AIMCO Loan Property (which conditions may be waived by the AIMCO Lender in its sole discretion):  (A) the Lender for each AIMCO Loan Property has given its written consent to the applicable AIMCO Loan, and (B) the Lender is not requiring AIMCO Lender to enter into a so-called “standstill agreement” (or other agreement of similar import) with such Lender.  If either (x) such consent of Lender has not been obtained by the Closing for such AIMCO Loan Property or (y) such Lender is requiring the AIMCO Lender to enter into a “standstill agreement” (or other agreement of similar import), then, unless the AIMCO Lender agrees to waive such conditions precedent set forth in the foregoing clauses (A) and (B), Seller shall not have any further obligation to cause the AIMCO Lender to make the AIMCO Loans to Purchaser.  In such event, Purchaser may terminate this Contract only with respect to such AIMCO Loan Property by delivering a Termination Notice to Seller’s Representative and the Escrow Agent.  If Purchaser so elects to terminate this Contract with respect to such AIMCO Loan Property in accordance with this Section 4.8.5, then (i) this Contract shall terminate for such AIMCO Loan Property only, and the provisions of Section 13.33 shall apply with respect to such AIMCO Loan Property.

4.8.6      Notwithstanding anything to the contrary contained in this Section 4.8, prior to the expiration of the Feasibility Period, Seller shall have the right, in Seller’s sole discretion, to replace either AIMCO Loan Property with the Hunter’s Chase Property.  In such event, (i) the Hunter’s Chase Property shall be deemed to be an AIMCO Loan Property and (ii) a portion of the AIMCO Loans shall be used to fund a portion of the Purchase Price for the Hunter’s Chase Property and shall be secured by a second mortgage on such Property.

4.9       Purchaser Financing.

  Except as otherwise provided in (i) Section 4.6.9 above with respect to the Loan Assumption and Release for the Assumed Properties, (ii) Section 4.7 above with respect to the Purchaser Loans for the Lazy Hollow Property and the Hillmeade Property and (iii) Section 4.8 with respect to the AIMCO Loans for the AIMCO Loan Properties, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.10     Housing Assistance Program Vouchers.

  The terms of this Section 4.10 apply only to the Chimneys of Cradlerock Property and the Lazy Hollow Property.  Purchaser acknowledges that the HAP Voucher Contract(s) require(s) the satisfaction by Purchaser of certain requirements as set forth therein and established by the local housing authorities (collectively, the “Housing Authority”) to allow for the HAP Voucher Assumption. Purchaser agrees that, at the Closing, either (a) Purchaser shall assume all obligations under the HAP Voucher Contracts and accept title to the applicable Property subject to the same, or (b) the existing HAP Voucher Contracts shall be terminated, and Purchaser shall enter into replacement HAP Voucher Contracts which are acceptable to the Housing Authority (collectively, the foregoing (a) and (b) referred to herein as the "HAP Voucher Assumption").  Purchaser shall indemnify and hold the Seller of the Chimneys of Cradlerock Property and the Seller of the Lazy Hollow Property and the Seller’s Indemnified Parties of such Seller harmless from and against any and all claims, losses, damages, and expenses (including reasonable attorneys’ fees) that may be incurred by any of such Seller and/or any of such Seller’s Indemnified Parties from and after the Closing Date, in connection with Purchaser’s assumption of the HAP Voucher Contracts or the failure of Purchaser to enter into a replacement HAP Voucher Contracts as aforesaid. The terms and provisions of this Section 4.10 shall survive the Closing.

4.11     HUD Approval.

  The terms of this Section 4.11 apply only to the Chimneys of Cradlerock Property.

4.11.1    Purchaser recognizes and agrees that the Chimneys of Cradlerock Property presently is benefited by the HAP Contract, which shall be deemed a Permitted Exception for all purposes under this Contract.  Purchaser hereby acknowledges receipt of a copy of the HAP Contract (subject to Section 3.5.2).

4.11.2    Purchaser agrees that at the Closing, the Seller of the Chimneys of Cradlerock Property shall assign and Purchaser shall assume Seller’s rights and obligations under the HAP Contract (the "HAP Assumption"), and, at the Closing, the Seller of the Chimneys of Cradlerock Property and Purchaser shall execute and deliver the Assignment of HAP Contract.  Purchaser further acknowledges that the HAP Contract requires the satisfaction by Purchaser of certain requirements as set forth therein and established by HUD to allow for the sale of the Chimney of Cradlerock Property and the HAP Assumption.

4.11.3    Prior to the Closing, Purchaser, at its sole cost and expense, shall (i) use commercially reasonable efforts to diligently obtain HUD Approval and DHCD Approval and (ii) shall use commercially reasonable efforts to obtain from HUD and/or DHCD (as applicable) a renewal of the HAP Contract under Option 2 of the Section 8 Renewal Guide in accordance with the requirements of HUD Handbook 4350.1, Chapter 7 and Attachment 5 of the Section 8 Renewal Guide (the “Budget Base Rent Increase Procedure”) to the maximum rents that can be supported by such Budget Based Rent Increase Procedure.  In connection with the foregoing, Purchaser, at its sole cost and expense and no later than the Submittal Deadline, shall submit (i) a substantially complete HUD Application in order to request HUD Approval and DHCD Application in order to request DHCD Approval, including, without limitation, all application documents, certificates, agreements, information and fees required by HUD and DHCD to allow for each of their approval of the Seller the Chimney of Cradlerock Property's assignment and Purchaser's assumption of the HAP Contract and (ii) a substantially complete application to HUD and/or DHCD (as applicable) requesting a renewal of the HAP Contract under the Budget Base Rent Increase Procedure. In connection with seeking a renewal of the HAP Contract under the Budget Base Rent Increase Procedure, Purchaser agrees that it will agree to such a renewal for a period of up to five (5) years.  In addition to the foregoing, (x) Purchaser shall obtain 2530 approval from HUD, and, in addition to such 2530 approval, shall satisfy all other requirements imposed by HUD field offices in connection with any other process imposed as a prerequisite to obtaining HUD Approval, and (y) if the Chimney of Cradlerock Property's Real Estate Assessment Center physical inspection score is a fifty-nine (59) or below and the Chimney of Cradlerock Property is involved in an assignment of the HAP Contract, then the Purchaser shall enter into an agreement with HUD whereby the Purchaser will hire an independent professional inspector (if an in-house HUD inspector is unavailable) to inspect all of the Chimney of Cradlerock Property's units to determine if they meet the Uniform Physical Condition Standards.

4.11.4    Purchaser agrees promptly to deliver to HUD and DHCD (i) all documents and information required in order to obtain (x) HUD Approval and DHCD Approval and (y) a renewal of the HAP Contract under the Budget Base Rent Increase Procedure and (ii) such other information or documentation as HUD and DHCD reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor, materials, documents, certificates, signatures, and other items.  Purchaser aggress that it shall be responsible at its sole cost and expense for obtaining (i) a letter from HUD and DHCD approving the transfer of the Chimneys of Cradlerock Property and providing final approval of the assignment of the HAP Contract and (ii) the documents necessary to effectuate a renewal of the HAP Contract under the Budget Base Rent Increase Procedure. Purchaser agrees to provide Sellers’ Representative with copies of the HUD Application, the DHCD Application and the application requesting a renewal of the HAP Contract no later than two (2) Business Days prior to the Submittal Deadline and shall provide evidence of Purchaser's submission of the HUD Application to HUD, the DHCD Application to DHCD and the application requesting a renewal of the HAP Contract under the Budget Base Rent Increase Procedure to HUD and/or DHCD (as applicable) on or before the Submittal Deadline.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies noted by HUD or DHCD in connection with their respective applications no later than five (5) Business Days after notification from HUD or DHCD of such deficiency (as the case may be).  Purchaser also shall provide Sellers’ Representative with a copy of any correspondence from HUD with respect to the HUD Application, from DHCD with respect to the DHCD Application and from HUD and/or DHCD (as applicable) with respect to the application requesting a renewal of the HAP Contract under the Budget Base Rent Increase Procedure no later than five (5) Business Days after receipt of such correspondence from HUD or DHCD (as the case may be).  Purchaser shall pay all fees and expenses (including, without limitation, transfer fees, assumption fees, title fees, endorsement fees, and other fees) imposed or charged by HUD, DHCD or their counsel in connection with the HUD Application, the HUD Approval, the DHCD Application and the DHCD Approval and the application requesting a renewal of the HAP Contract and the approval thereof (which obligation shall survive the termination of this Contract and the Closing).  Without limiting the generality of the foregoing, Purchaser shall pay the cost of any physical inspection report required in connection with obtaining HUD Approval.  The foregoing obligations of Purchaser shall survive the Closing.

4.11.5    Notwithstanding anything in this Contract to the contrary, if any residual receipts account is maintained by the Seller of the Chimneys of Cradlerock Property (a "Residual Receipts Account") in connection with the HAP Contract, then the Residual Receipts Account will remain with the Chimneys of Cradlerock Property following the Closing and Purchaser shall reimburse the Seller of the Chimneys of Cradlerock Property at the Closing for the amount of such Residual Receipts Account. There is currently no Residual Receipts Account maintained by the Seller of the Chimneys of Cradlerock Property in connection with the HAP Contract.

4.11.6    No transfer of any interest in the Chimneys of Cradlerock Property shall be effective prior to HUD Approval and DHCD Approval.  Purchaser will not take possession of the Chimneys of Cradlerock Property or assume benefits of ownership of the Chimneys of Cradlerock Property prior to HUD Approval and DHCD Approval.  Purchaser, its heirs, executors, administrators or assigns, shall have no right upon any breach by the Seller of the Chimneys of Cradlerock Property hereunder to seek damages, directly or indirectly, from the Chimneys of Cradlerock Property, including from any assets, rents, issues or profits thereof, and Purchaser shall have no right to effect a lien upon the Chimneys of Cradlerock Property or the rents, issues or profits thereof.

4.11.7    Purchaser recognizes and agrees that HUD may require that the Assignment of HAP Contract contain a provision, in accordance with the Memorandum of Beverly J. Miller, Director, Asset Management, Office of Housing, dated January 6, 2005, that amends the HAP Contract to include the following additional provisions:

Physical Conditions Standards and Inspection Requirements.  The Owner shall comply with the Physical Condition Standards and Inspection Requirements of 24 CFR Part 5, Subpart G, including any changes in the regulation and related Directives.  In addition, the Owner shall comply with HUD's Physical Condition Standards of Multifamily Properties of 24 CFR Part 200, Subpart P, including any changes in the regulation and related Directives.  This obligation shall apply both during the current term of the HAP Contract and during each successive renewal term.

Financial Reporting Standards.  The Owner shall comply with the Uniform Financial Reporting Standards of 24 CFR Part 5, Subpart H, including any changes in the regulation and related Directives.  This obligation shall apply both during the current term of the HAP Contract and during each successive renewal term.

4.11.8    Purchaser acknowledges and agrees that, in connection with HUD Approval, HUD may require the funding of additional escrows and reserves, including without limitation, additional repair escrows (collectively, the "Additional Required Escrows").  Purchaser agrees that, at the Closing, Purchaser shall fund all Additional Required Escrows in Good Funds and in addition to the Purchase Price for the Chimneys of Cradlerock Property or any other amount Purchaser is required to pay pursuant to this Contract.

4.11.9    Purchaser and Seller agree to cooperate and to work with HUD and/or DHCD, as required, to ensure that there is a HAP Contract in place as of Closing.  Further, Purchaser, for itself and its successors and assigns, covenants to and agrees with the Seller of the Chimneys of Cradlerock Property that Purchaser shall maintain the HAP Contract in full force and effect for the term of the HAP Contract remaining from and after Closing. Purchaser additionally covenants to use commercially reasonable efforts to diligently obtain approval from HUD and/or DHCD (as applicable) for the renewal of the HAP Contract assumed by Purchaser at Closing for at least one (1) year after Closing.  Purchaser shall promptly provide Seller with copies of any application and correspondence with HUD or DHCD relating to the renewal or extension of the HAP Contract and covenants to comply with all HUD and DHCD regulations required to obtain such renewal or extension, including, but not limited to, undertaking any rent comparability studies, appraisals or other third party evaluations or analysis required to renew the HAP Contract.  Purchaser shall indemnify and hold the Seller of the Chimneys of Cradlerock Property and the Seller’s Indemnified Parties of the Seller of the Chimneys of Cradlerock Property harmless from and against any and all claims, losses, damages, and expenses (including reasonable attorneys’ fees) that may be incurred by the Seller of the Chimneys of Cradlerock Property and/or any of such Seller’s Indemnified Parties from and after the Closing Date, in connection with Purchaser’s failure to renew the HAP Contract assumed by Purchaser at Closing for at least one (1) year after Closing.  The terms and provisions of this Section 4.11.9 shall survive the Closing.

4.11.10  Provided that (a) Purchaser fully complies with its obligations under this Contract (including this Section 4.11) and (b) prior to the Closing Date, Purchaser has been unable to obtain HUD Approval and DHCD Approval, then either Purchaser or Seller shall have the right to give the other party and Escrow Agent written notice terminating this Contract with respect to the Chimneys of Cradlerock Property only based solely on the fact that HUD Approval and DHCD Approval has not been obtained.  If either party elects to terminate this Contract with respect to the Chimneys of Cradlerock Property pursuant to this Section 4.11.10, then the provisions of Section 13.33 shall apply with respect to the Chimneys of Cradlerock Property.  To the extent necessary and reasonable, the Seller of the Chimneys of Cradlerock Property will provide authorization to HUD, DHCD or to any other appropriate federal or state agency, to release to Purchaser copies of the HAP Contract, or other documents or agreement with HUD or DHCD for Purchaser’s reference in connection with obtaining HUD Approval and the DHCD Approval.

4.11.11  (a)  Provided that (i) Purchaser fully complies with its obligations under this Contract (including this Section 4.11) and the requirements of HUD and/or DHCD (as applicable in connection with Purchaser’s efforts to obtain a renewal of the HAP Contract under the Budget Base Rent Increase Procedure), (ii) Purchaser uses commercially reasonable efforts to diligently obtain a renewal of the HAP Contract under the Budget Base Rent Increase Procedure and (iii) on or prior to the Closing Date, Purchaser has not obtained a renewal of, or a commitment from HUD to renew, the HAP Contract, under the Budget Base Rent Increase Procedure or otherwise, which renewal does or will result in an increase in the annual contract rents for Section 8 units at the Chimneys of Cradlerock Property (the “Chimneys Section 8 Units”) over the annual contract rents for the Chimneys Section 8 Units in effect as of the Effective Date, then and in such events, at the Closing Purchaser shall receive a credit (the “Chimneys Section 8 Credit”) against the Allocated Purchase Price for the Chimneys of Cradlerock Property in an amount equal to $530,000.00.

(b)        If on or prior to the Closing Date HUD issues, or commits to issue, a renewal of the HAP Contract, under the Budget Base Rent Increase Procedure or otherwise, which renewal does or will result in an increase in the annual contract rents for the Chimneys Section 8 Units over the annual contract rents for the Chimneys Section 8 Units in effect as of the Effective Date (such renewal, a “HAP Contract Renewal”), then at the Closing Purchaser shall receive a credit against the Allocated Purchase Price for the Chimneys of Cradlerock Property (which credit shall be in lieu of, and not in addition to, the Chimneys Section 8 Credit) equal to the positive excess, if any of (X) $530,000.00, over (Y) the product obtained by multiplying (i) the Aggregate Annual Rent Increase Amount (defined below), by (ii) 2.5.  The “Aggregate Annual Rent Increase Amount” shall mean an amount equal to (A) the sum of the annual contract rents for all Chimneys Section 8 Units resulting from the HAP Contract Renewal, minus (B) the sum of the annual contract rents for all Chimneys Section 8 Units in effect as of the Effective Date.

4.11.12  Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against any and all costs, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) incurred by Purchaser as a result of claims or causes of action arising out of or relating to Seller’s failure to perform any of the obligations under the HAP Contract first occurring prior to the date hereof. Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any and all costs, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) incurred by Seller as a result of claims or causes of action arising out of or relating to Purchaser’s failure to perform any of the obligations on its part to be performed under the HAP Contract first occurring from and after the date hereof.  The provisions of this Section 4.11.12 shall survive the Closing.

ARTICLE V
CLOSING

5.1       Closing Date.

5.1.1      Subject to the terms of subsections 5.1.2 and 5.1.3 hereof, the Closing shall occur on December 15, 2009 at the time set forth in Section 2.2.4 through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.1.2      Notwithstanding anything contained in Section 5.1.1 above to the contrary, Purchaser shall have the right to accelerate the Closing Date for any one or more of the Properties to a Business Day prior to December 15, 2009, provided that (i) the Payoff Properties must close on the same date, and (ii) Purchaser must deliver a written notice (the “Closing Date Acceleration Notice”) to Seller of such exercise not later than fifteen (15) days prior to the date that Purchaser desires to close on such Property(ies).  In order to be effective, the Closing Date Acceleration Notice must (x) specify the Property(ies) that Purchaser desires to close on prior to December 15, 2009 (such Properties being herein called the “Early Close Properties”) and (y) state the new scheduled Closing Date for the Early Close Properties (it being agreed that “time shall be of the essence” with respect to the obligations of the parties to be performed on such new scheduled Closing Date for the Early Close Properties).  If Purchaser timely delivers a Closing Date Acceleration Notice as aforesaid, then upon the Closing of an Early Close Property, the Allocated Deposit Amount applicable to such Early Close Property shall be applied to the Allocated Purchase Price for such Early Close Property.

5.1.3      Notwithstanding anything to the contrary contained herein, if required in order to comply with the requirements of Section 8.2.4, then the Seller of the Arbours of Hermitage Property shall have the option, by delivering written notice to Purchaser at least five (5) Business Days prior to the then scheduled Closing Date of such Property, to extend the Closing Date for such Property to a Business Day not later than  December 30, 2009. Further, with respect to each Payoff Property, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date for a Payoff Property to either the last Business Day of the month in which the Closing Date for such Payoff Property otherwise would occur pursuant to this Section 5.1 or the tenth (10th) day of the month following the month in which the Closing Date for such Payoff Property would otherwise occur pursuant to this Section 5.1 (or if such tenth (10th) day of the month is not a Business Day, then the next Business Day thereafter), in connection with Seller's payment in full of the loan(s) secured by the Deed of Trust.

5.1.4      Notwithstanding anything contained herein to the contrary, the date on which the Closing is to occur pursuant to this Section 5.1 with respect to any one or more of the Properties shall be deemed “time of the essence” with respect to the obligations of both Seller and Purchaser to be performed on such date.

5.2       Seller Closing Deliveries.

  No later than one (1) Business Day prior to the Closing Date for a Property, the applicable Seller shall, with respect to such Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items:

5.2.1      With respect to the Chimneys of Cradlerock Property, the Lazy Hollow Property and the Spyglass Property, a Special Warranty Deed in the form attached as Exhibit B-1 (the “MD Deed”), subject to the Permitted Exceptions for such Properties.

5.2.2      With respect to the Arbours of Hermitage Property and the Hillmeade Property, a Special Warranty Deed in the form attached as Exhibit B-2 (the “TN Deed”), subject to the Permitted Exceptions for such Properties.

5.2.3      With respect to the Parktown Townhouses Property, the Westway Village Property and the Woods of Inverness Property, a Special Warranty Deed in the form attached as Exhibit B-3 (the “TX Deed”), subject to the Permitted Exceptions for such Properties.

5.2.4      With respect to the Hunter’s Chase Property, a Special Warranty Deed in the form attached as Exhibit B-4 (the “VA Deed”), subject to the Permitted Exceptions for such Property.

5.2.5      A Bill of Sale in the form attached as Exhibit C.

5.2.6      A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.7      An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.8      With respect to the Chimneys of Cradlerock Property, an Assignment of HAP Contract in the form attached hereto as Exhibit O (with such changes as may be required by HUD and DHCR) (the “Assignment of HAP Contract”)

5.2.9      Notification letters to all Tenants at such Property (the “Tenant Notification Letters”) prepared and executed by Seller in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Seller immediately after Closing.

5.2.10    The applicable Seller’s closing statement.

5.2.11    A title affidavit or an indemnity form reasonably acceptable to such Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.12    A certification of such Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.13    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller’s authority to consummate this transaction.

5.2.14    Updated Rent Rolls from each Seller effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Rolls shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.15    Updated Property Contracts Lists from each Seller effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts Lists shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.16    With respect to the Lazy Hollow Property, the Chimneys of Cradlerock Property and the Spyglass Property, a Land Instrument Intake Sheet.

5.2.17    With respect to the Hunter’s Chase Property, a Virginia Department of Taxation Nonresident Real Property Owner Registration (Form R-5).

5.2.18    With respect to an Assumption Property, a countersigned counterpart of an assumption agreement in connection with the Loan Assumption and Release for such Assumption Property.

5.2.19    Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.3       Purchaser Closing Deliveries.

  No later than one (1) Business Day prior to the Closing Date for a Property (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to the applicable Seller upon the Closing) the following items with respect to each Property being conveyed at the Closing:

5.3.1      The full Purchase Price for such Property (with, a credit for (x) the Allocated Deposit Amount for such Property, subject to, and except as otherwise provided in, the terms of Section 5.1.2 above (y) if such Property is an Assumption Property, the Loan Balance for such Assumption Property and (z) if such Property is an AIMCO Loan Property, the amount of the AIMCO Loan for such AIMCO Loan Property), plus or minus the adjustments or prorations required by this Contract.

5.3.2      A title affidavit or an indemnity form (pertaining to Purchaser’s activity on the applicable Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3      Purchaser’s closing statement.

5.3.4      A countersigned counterpart of the General Assignment.

5.3.5      A countersigned counterpart of the Leases Assignment.

5.3.6      A countersigned counterpart of the Tenant Notification Letters.

5.3.7      Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.8      Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.9      With respect to an Assumption Property, all documents, instruments, guaranties, Assumption Lender Fees, Required Loan Fund Amounts, and other items or funds required by the applicable Lender to cause the applicable Loan Assumption and Release, including a countersigned counterpart of an assumption agreement in connection with the Loan Assumption and Release for such Assumption Property.

5.3.10    With respect to each AIMCO Loan Property, (i) the AIMCO Loan Documents, (ii) a lender’s title insurance policy insuring the lien of each AIMCO Loan Security Instrument as required by Section 4.8.4 above and (iii) either (x) a duplicate insurance policy for all Hazard Insurance (as such term is defined in Section 19(a) of the AIMCO Loan Security Instrument) or (y) an ACORD certificate of insurance evidencing to the satisfaction of the AIMCO Lender all Hazard Insurance required under the AIMCO Loan Security Instrument, in either case naming the AIMCO Lender as an additional insured for all commercial liability insurance and including a non-contributing, non-reporting mortgagee clause in favor of the AIMCO Lender with respect to all property damage insurance for such AIMCO Loan Property.

5.3.11    With respect to the Chimneys of Cradlerock Property, the HUD Approval, the DHCR Approval and a countersigned counterpart of the Assignment of HAP Contract.

5.3.12    Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.4       Closing Prorations and Adjustments.

  The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis and not among, or between, Properties and shall not be allocated on an Applicable Share basis.

5.4.1      General.  With respect to each Property, all normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date for such Property, the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Each Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.  Such adjustments shall be paid by Purchaser to the applicable Seller (if the prorations result in a net credit to such Seller) or by such Seller to Purchaser (if the prorations result in a net credit to Purchaser for such Property), by increasing or reducing the cash to be paid by Purchaser at the Closing for such Property.

5.4.2      Operating Expenses.  With respect to each Property, all of the operating, maintenance, taxes (other than real estate taxes), prepaid sums and sums owed under the Property Contracts assumed by Purchaser, and other expenses incurred in operating such Property that such Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of such Property, shall be prorated on an accrual basis.  Each Seller shall pay all such expenses that accrue prior to the Closing and Purchaser shall pay all such expenses that accrue from and after the Closing.

5.4.3      Utilities.  With respect to each Property, the final readings and final billings for utilities will be made if possible as of the Closing Date for such Property, in which case each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Each Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and such Seller shall notify each utility company serving its Property to terminate its account, effective as of noon on the Closing Date for such Property.

5.4.4      Real Estate Taxes.  Any real estate ad valorem or similar taxes for a Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Closing Date for such Property, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5      Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6      Leases.

5.4.6.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of a Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Each Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in a Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay to such Seller such accrued Uncollected Rents as and when collected by Purchaser, after first applying collected rents to the payment of all current obligations owing to Purchaser under the applicable Lease, and only then to Uncollected Rents due to the applicable Seller.  Purchaser agrees to bill Tenants of the Properties for all Uncollected Rents and to take reasonable actions (not including lawsuits or formal proceedings) to collect Uncollected Rents.  After the Closing, each Seller shall continue to have the right for a period of six (6) months after the Closing Date, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right.  Purchaser agrees to cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to each Seller, within seven (7) days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by such Seller; provided, however, that Purchaser's obligation to cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant Lease with an existing Tenant, file any formal actions or proceedings, or evict any existing Tenant from a Property.

5.4.6.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state or commonwealth law (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise.

5.4.7      Assumed Loan Documents.  This Section 5.4.7 is applicable only to Assumption Properties.  Each Seller of an Assumption Property shall be responsible for all principal required to be paid under the terms of the Note applicable to its Assumption Property prior to Closing, together with all interest accrued under such Note prior to Closing, all of which may be a credit against the Purchase Price for its Property as provided in Section 2.2.3.  Purchaser shall be responsible for all Assumption Lender Fees, Required Loan Fund Amounts, and all other fees, penalties, interest and other amounts due and owing under the Assumed Loan Documents as a result of any Loan Assumption and Release.  As set forth in Section 4.6.6, any existing reserves, impounds and other accounts maintained in connection with the applicable Loan shall be assigned to Purchaser, and at Closing, Purchaser shall pay to the applicable Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.

5.4.8      AIMCO Loan.  Purchaser shall pay for all costs associated with the making of the AIMCO Loans, as more particularly provided in Section 4.8.4 above.

5.4.9      HAP Payments.  This Section 5.4.9 is applicable to only the  Chimneys of Cradlerock Property.  To the extent that, at the Closing, there are accrued but unpaid amounts due to the Seller of the Chimneys of Cradlerock Property under the HAP Contract, then to the extent the Seller of the Chimneys of Cradlerock Property or Purchaser receive such amounts at any time after Closing, then such amounts shall be prorated on an if, as and when received basis, in the same manner as other income of the Chimneys of Cradlerock Property, with the Seller of the Chimneys of Cradlerock Property receiving HAP payments attributable to dates prior to Closing of the Chimneys of Cradlerock Property, and Purchaser receiving HAP payments attributable to dates from and after the Closing Date of the Chimneys of Cradlerock Property.

5.4.10    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Properties until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.11    Employees.  Each Seller and such Seller’s manager’s and on-site employees for all Properties shall have their employment at the applicable Property terminated as of the Closing Date.  Each Seller (or such Seller's Property Manager) shall be solely responsible for the payment of any and all wages, salaries, vacation and/or sick leave compensation, pension or profit sharing benefits and other benefits or compensation inuring to the benefit of any and all employees of any Seller, any affiliate or agent, employed at any Property through the Closing and all such employees shall, at such Seller's (or such Seller's Property Manager's) cost and expense, be terminated or otherwise transferred to other employment by such Seller, its Property Manager or an affiliate thereof.

5.4.12    Closing Costs.  With respect to each Property, (i) Purchaser shall pay the cost of (a) any recording fees and sales, use, gross receipts or similar taxes, (b) all mortgage recording fees and taxes with respect to any mortgage loan obtained by Purchaser in connection with its purchase of the Property and all costs (including, without limitation, indebtedness taxes) in connection with the Loan Assumption and Release, (c) all costs relating to procurement of the Title Commitment, the Title Policy and any requested endorsements, to the extent required under Section 4.1 above, and (d) one-half of the customary closing costs of the Escrow Agent and (ii) each Seller shall pay (x) the base premium for its Title Policy, but only to the extent required by Section 4.1above and (y) one-half of the customary closing costs of the Escrow Agent.  With respect to the Lazy Hollow Property, the Chimneys of Cradlerock Property and the Spyglass Property, Seller and Purchaser shall complete and deliver the appropriate tax, affidavit, recordation, intake sheet and transfer forms required by the State of Maryland and Howard County and shall share equally in the costs of all applicable transfer and recording taxes and fees.  With respect to the Hunter’s Chase Property, Seller shall pay the grantor’s tax assessed on the transfer and Purchaser shall pay all other applicable recordation and transfer taxes, mortgage taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Hunter’s Chase Property to Purchaser.  With respect to the Hillmeade Property, the Arbours of Hermitage Property, the Parktown Townhouse Property, the Westway Village Property and the Woods of Inverness Property, Purchaser shall pay all recordation and transfer taxes, mortgage taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of such Properties to Purchaser (including any and all taxes relating to the recording of the assumption agreement in connection with the Loan Assumption and Release).

5.4.13    Utility Contracts.  If any Seller has entered into an agreement for the purchase of electricity, gas or other utility service for its Property or a group of properties (including such Property) (a “Utility Contract”), or an affiliate of such Seller has entered into a Utility Contract, such Utility Contract shall be identified on the Seller Information Schedule and, as set forth on the Seller Information Schedule, either (a) Purchaser either shall assume the Utility Contract with respect to such Property, or (b) the reasonably calculated costs of the Utility Contract attributable to such Property from and after the Closing shall be paid to the applicable Seller at the Closing and such Seller shall remain responsible for payments under the Utility Contract.

5.4.14    Possession.  Possession of each Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3including, without limitation, the applicable Purchase Price.  To the extent reasonably available to each Seller, originals or copies of its Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys (including Tenant's master keys), access codes and other passwords, plans and specifications for the Improvements to the Property, and such Seller's books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the applicable Property shall be made available to Purchaser at such Property after the Closing.  Purchaser agrees, for a period of not less than two (2) years after the Closing of a Property, except with respect to the Chimneys of Cradlerock Property, which shall be for a period of not less than three (3) years after the Closing of the Chimneys of Cradlerock Property (the “Records Hold Period”), to (a) provide and allow the applicable Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of any Seller’s Property-Related Files and Records, Purchaser must first provide the applicable Seller prior written notice (the “Records Disposal Notice”).  Such Seller shall have a period of thirty (30) days after receipt of the Records Disposal Notice to enter the applicable Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that such Seller desires to retain.

5.5       Post Closing Adjustments.

  In general, and except as otherwise provided in this Contract, each Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of its Property for the period prior to the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of such Property for the period commencing on and after the Closing Date.  Purchaser or a Seller may request that Purchaser and such Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for any Property (a) after the expiration of sixty (60) days after Closing, or (b) subject to such sixty (60) day period, unless such items exceed Five Thousand  Dollars ($5,000.00) in magnitude (either individually or in the aggregate) with respect to such Property.  The provisions of this Section 5.5 shall survive the Closing and delivery of the Deeds to Purchaser.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, each Seller, individually and severally with respect only to itself and its Property, represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1      Such Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth on the Seller Information Schedule; and (x) subject to Section 8.2.4, (y) subject any approvals required from a Lender for a Loan Assumption and Release with respect to any Assumption Property and, any  Lender consents required for the making of the AIMCO Loans and (z) subject to receipt of the HUD Approval and the DHCR Approval for the transfer of the Chimneys of Cradlerock Property, has or at the Closing shall have the entity power and authority to sell and convey its Property and to execute the documents to be executed by such Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which such Seller is a party or by which such Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on such Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid and binding and enforceable agreement against such Seller in accordance with its terms;

6.1.2      Other than the Leases, such Seller's Property is not subject to any written lease executed by such Seller or, to such Seller's knowledge, any other possessory interests of any person;

6.1.3      Such Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.4      Except as set forth on the Seller Information Schedule and for any actions by such Seller to evict Tenants under its Leases, to such Seller’s knowledge, there are no actions, proceedings, litigation (including bankruptcy) or governmental investigations or condemnation actions either pending or threatened against such Seller’s Property;

6.1.5      To such Seller’s knowledge, such Seller has not received any written notice of any material default by such Seller under any of its Property Contracts that will not be terminated on the Closing Date;

6.1.6      To such Seller's knowledge, such Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting such Seller's Property;

6.1.7      To such Seller's knowledge:  (a) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by such Seller on, in or under its Property in quantities which violate applicable laws governing such materials or substances, (b) such Seller's Property is not used by such Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws, (c)  such Seller has not received, within one (1) year prior to the Effective Date, written notice of water damage at its Property resulting in suspected fungal growth that has not been remediated pursuant to such Seller's normal operating procedures, and (d)  such Seller has not, within one (1) year prior to the Effective Date, received written notice of a hazardous substance condition at its Property or received a written order from a governmental authority regarding a hazardous substance condition at its Property;

6.1.8      Such Seller has not intentionally misstated or misrepresented any information prepared by it and contained in the Materials delivered pursuant to Section 3.5.1;

6.1.9      To such Seller's knowledge, the factual documentation of current operating and financial results prepared by the applicable Seller (but not Seller Third-Party Reports) concerning the applicable Property and disclosed to Purchaser hereunder has been prepared in such Seller's ordinary course of business and is substantially identical with the information relied on by such Seller in the current ownership, operation and reporting of the applicable Property by such Seller; provided, however, Seller has not provided, and is under no obligation to provide, internal evaluations or similar internal analysis (as compared with the results themselves);

6.1.10    To such Seller’s knowledge, the applicable Rent Roll (as updated pursuant to Section 5.2.14) is accurate in all material respects.  Prior to the expiration of the Feasibility Period, at Purchaser’s request, each Seller shall provide Purchaser with a current Rent Roll and such updated Rent Roll shall, to the knowledge of such Seller, be accurate in all material respects; and

6.1.11    To such Seller’s knowledge, the applicable Property Contracts List (as updated pursuant to Section 5.2.15) is accurate in all material respects.

6.2       AS-IS.

  Except for Seller’s Representations, each Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price for each Property and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than any covenants of title contained in the Deed conveying a Property and Seller’s Representations with respect to such Property).  Purchaser agrees that Sellers shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Properties.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Properties.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties.  If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against any of Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, each Seller shall have the right, but not the obligation, to enforce its rights against any and all of its Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the applicable Deed with or without such tenants in possession and without any allowance or reduction in the applicable Purchase Price under this Contract.  Purchaser hereby releases Sellers from any and all claims and liabilities relating to the foregoing matters.

6.3       Survival of Seller’s Representations.

  Sellers and Purchaser agree that Seller’s Representations shall survive Closing of such Seller’s Property for a period of  twelve (12) months (the “Survival Period”).  No Seller shall have liability after the Survival Period with respect to any of its Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against such Seller during the Survival Period for breach of any of such Seller’s Representations.  Each Seller shall be liable only for the breach of its own Seller’s Representations.  Further, the liability for each Seller for breach of its Seller’s Representations shall be limited to, and capped at, Three Hundred Thousand  Dollars ($300,000.00) for such Seller’s Property for which a breach of Seller’s Representations occurred, on a Property-by-Property basis if a Seller is selling more than one Property.  Such cap on liability shall apply for any individual breach or in the aggregate for all breaches of such Seller’s Representations with respect to such Property.  Purchaser shall not be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser for a Property exceeds Five Thousand  Dollars ($5,000.00).  In the event that a Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and such Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made "to the knowledge of such Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Designated Representative of such Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date, which shall survive the Closing for the Survival Period:

6.5.1      Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

6.5.2      Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3      No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Sellers.

6.5.4      Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.5.5      The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires any Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6      Purchaser is not a Prohibited Person.

6.5.7      To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8      The funds or other assets Purchaser will transfer to Sellers under this Contract are not the property of, or are not beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9      The funds or other assets Purchaser will transfer to Sellers under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.5.10    Purchaser represents and warrants that, prior to the Closing of the Chimneys of Cradlerock Property, Purchaser shall either (i) have taken all steps and provided all information required by HUD in order to register as a participant under HUD's Active Partner Performance System or any similar electronic filing system presently maintained by HUD (the “APPS”) or (ii) in accordance with the Preservation Approval Process Improvement Act of 2007 (PL 110-35), which required HUD to suspend mandatory processing of Previous Participation Certificates (HUD form 2530) under APPS, have made a paper filing of such form.  Purchaser agrees to make all filings required to be made with HUD, either electronically or on paper in accordance with the previous participation process, including any advance notification required in connection with an event that will trigger 2530 approval.  If at any time HUD shall reinstate mandatory processing of previous participation certificates under APPS, or any similar electronic filing system, Purchaser shall make any required filings using such system.

6.5.11    Neither Purchaser nor any affiliate of Purchaser (as defined in 24 CFR § 200.215) has been debarred, suspended, or voluntarily excluded from participation in any federal grant or procurement program or any program of a state government or agency, or has been the subject of a limited denial of participation issued pursuant to 24 CFR Part 24, Subpart G, or has been denied approval for participation in a HUD project pursuant to 24 CFR Part 200, subpart H, at any time during the ten (10) years preceding the date of this Contract.

6.5.12    No approval of Purchaser or any affiliate of Purchaser (as defined in 24 CFR § 200.215) for participation in a HUD project pursuant to 24 CFR Part 200, Subpart H, has been delayed for more than  thirty (30) days after submission of HUD Form 2530, nor have any of them been denied preliminary approval (or not received preliminary approval within ninety (90) days of application therefor) as transferee under a transfer of physical assets application requiring full or modified review, in each case within the twelve (12) calendar months preceding the date of this Contract.

ARTICLE VII
OPERATION OF THE PROPERTIES

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business each Seller may, with respect to its Property, enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, each Seller agrees that any such new Property Contracts or any new or renewed Leases shall be on terms consistent with Seller’s ordinary course of business and shall not have a term in excess of one (1) year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything in this Contract to the contrary, at any time between the Effective Date and the Closing of the Chimneys of Cradlerock Property, to the extent that Purchaser is either not using commercially reasonable efforts to diligently obtain a renewal of the HAP Contract pursuant to Section 4.11 or to the extent Seller is otherwise required by HUD in order to preserve the HAP Contract, the Seller of the Chimneys of Cradlerock Property must use commercially reasonable efforts to renew the HAP Contract for the Chimneys of Cradlerock Property or to enter into a new HAP Contract for the Chimneys of Cradlerock Property.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, each Seller shall operate its Property after the Effective Date in the ordinary course of business, and except as necessary in such Seller’s sole discretion to address (a) any life or safety issue at its Property, (b) the Westway Village Repair Work or (c) any other matter which in such Seller’s reasonable discretion materially adversely affects the use, operation or value of such Property, such Seller will not make any material alterations to its Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed.

7.3       Liens and Title Defects.

  Each Seller covenants that, between the Effective Date and the Closing Date, it will not voluntarily create or cause any lien, encumbrance or other material defect to title to attach to its Property (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien, encumbrance or other title matter, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien, encumbrance or other title matter, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.  If a Seller defaults in its obligations under this Section 7.3, Purchaser may exercise any of its remedies under Section 10.2.

7.4       Tax Appeals.

  Purchaser acknowledges that certain of the Sellers may have filed (or may file) an appeal (the "Appeal") with respect to real estate ad valorem or other similar property taxes applicable to the Property (the "Property Taxes"). The following provisions shall survive the Closing and delivery of the Deeds to Purchaser.

7.4.1      If such Appeal relates to any Tax Year prior to the Tax Year in which the Closing occurs, such Seller shall be entitled, in such Seller's sole discretion, to continue to pursue such Appeal after the Closing Date, and, in the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to any such prior Tax Year, the applicable Seller shall be entitled to the full amount of any rebate, refund or reduction (collectively, a "Refund") resulting from the Appeal.  Seller shall not be obligated to continue to pursue any Appeal with respect to the Property, including, without limitation, any Appeal that relates to a Tax Year during or after the Tax Year in which Closing occurs.  If Purchaser receives any refund of Property Taxes for a prior Tax Year, Purchaser promptly shall remit the same to the applicable Seller.

7.4.2      If such Appeal relates to the Tax Year in which Closing occurs, then, prior to the Closing, the applicable Seller shall notify Purchaser whether such Seller desires to continue to process the Appeal from and after the Closing Date.  If such Seller fails to notify Purchaser of its election to continue the Appeal, such Seller will be deemed to have elected not to continue the Appeal from and after the Closing Date and the provisions of Section 7.4.2.2 shall apply.

7.4.2.1   If Seller elects to continue the Appeal, then, from and after the Closing Date, Seller agrees that it will continue, at such Seller’s sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which such Seller deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and such Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing such Seller for its actual, reasonable and documented third-party costs (collectively, the "Third-Party Costs") incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then such Seller shall be entitled to the full amount of the Award.

7.4.2.2   If a Seller does not elect to continue the Appeal, then, from and after the Closing Date, it shall be at the sole discretion of Purchaser whether to continue, at Purchaser's sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Purchaser deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and the applicable Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing each of Purchaser and the applicable Seller for their respective Third-Party Costs incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then the Award shall be applied to such Third-Party Costs on a pro rata basis, with each of Purchaser and Seller receiving a portion of the Award equal to the product of (i) a fraction, the numerator of which is the respective party's Third-Party Costs, and the denominator of which is the total of both parties' Third-Party Costs, and (ii) the amount of the Award.

7.5       Westway Village Repair Work.

  The terms of this Section 7.5 apply only to the Westway Village Property.  Purchaser acknowledges that certain units (the “Damaged Units”) at the Westway Village Property have been damaged, and Seller has commenced making repairs to the Damaged Units (the “Westway Village Repair Work”).  The Seller of the Westway Village Property, at its sole cost and expense, shall diligently proceed to complete the Westway Village Repair Work prior to the Closing of the Westway Village Property and, if and to the extent a new certificate of occupancy is required by applicable law for the lawful use and occupancy of each Damaged Unit, use commercially reasonable efforts to obtain such certificate of occupancy for each of the Damaged Units.  If the Westway Village Repair Work is not completed prior to the Closing, then the Closing shall occur in accordance with the terms of the Contract and, at the Closing, (i) Seller shall assign, and Purchaser shall assume, all construction and other contracts entered into by Seller in connection with such Westway Village Repair Work and (ii) Seller shall give Purchaser a credit against the Purchase Price in the amount necessary to complete the Westway Village Repair Work.  Notwithstanding the foregoing, if and to the extent a new certificate of occupancy is required by applicable law for the lawful use and occupancy of each Damaged Unit and Seller has not obtained such new certificate of occupancy by Closing, then Seller shall assign Seller’s insurance claim relating to the loss of rent attributable to such Damaged Unit as a result of not having obtained a certificate of occupancy.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract for a particular Property shall be subject to and conditioned upon the fulfillment of the following conditions precedent with respect to such Property:

8.1.1      All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2      Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3      Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder; and

8.1.4      Neither Seller nor any of Seller’s general partners shall be a debtor in any bankruptcy proceeding nor shall have been in the last six (6) months a debtor in any bankruptcy proceeding, and there shall not be any pending litigation which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Seller;

8.1.5      With respect to each Assumption Property, provided that Purchaser has complied with the terms of Section 4.6, the applicable Loan Assumption and Release for the applicable Assumption Property shall have occurred;

8.1.6      With respect to the Purchaser Loan Properties, provided that Purchaser has complied with the terms of Section 4.7, Purchaser’s Lender is committed to fund the Purchaser’s Loan for the applicable Purchaser Loan Property; and

8.1.7      With respect to each AIMCO Loan Property, the AIMCO Lender shall be ready, willing and able to fund the AIMCO Loan for such AIMCO Loan Property.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price for any Property except as otherwise provided under Section 7.5 and Article XI hereof, or (b) deliver a Termination Notice to Seller’s Representative for the Property for which there was such a failure of condition and, if such failure constitutes a default by Seller, exercise any of its remedies under Section 10.2.  The termination of this Contract by Purchaser pursuant to this Section 8.1 must be exercised by written notice from Purchaser to Sellers’ Representative by 12:00 p.m. on the Closing Date for such Property.  If Purchaser issues a Termination Notice pursuant to this Section 8.1, then the provisions of Section 13.33 shall apply with respect to the Property(ies) identified in such Termination Notice.

8.2       Sellers’ Conditions to Closing.

  Without limiting any of the rights of any Seller elsewhere provided for in this Contract, each Seller’s obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1      All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2      Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3      Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4      The Seller of the Arbours of Hermitage Property has informed Purchaser that in connection with the sale of the Arbours of Hermitage Property pursuant to this Contract, the Seller of the Arbours of Hermitage Property is required to file an information statement with the United States Securities Exchange Commission (the “SEC”) pursuant to Rule 14(c) of the Securities Exchange Act of 1934, as amended (the “Information Statement”) and to distribute the Information Statement to such Seller's limited partners.  The Seller of the Arbours of Hermitage Property shall promptly file the Information Statement with the SEC after the Effective Date and use commercially reasonably efforts to diligently process the Information Statement.  It shall be a condition to the Seller of the Arbours of Hermitage Property closing obligations hereunder that (A) either (x) such Seller has not received any comments on the Information Statement from SEC for a period of ten (10) Business Days after the Information Statement has been filed with the SEC or (y) if such Seller has received comments from the SEC within such ten (10) Business Day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (B) thereafter the Information Statement has been delivered to each of the limited partners of such Seller and a period of not less than twenty (20) calendar days has expired;

8.2.5      With respect to each Assumption Property, the applicable Loan Assumption and Release for the applicable Assumption Property shall have occurred; and

8.2.6      There shall not be any pending litigation which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

If any of the foregoing conditions in Sections 8.2.1 through 8.2.6 to a Seller’s obligation to close with respect to conveyance of its Property under this Contract are not met, such Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date for such Seller’s Property or (b) terminate this Contract with respect to its Property, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  The termination of this Contract by any Seller pursuant to this Section 8.2 shall be exercised by written notice from Sellers’ Representative to Purchaser by 12:00 p.m. on the Closing Date for such Property.  If a Seller terminates this Contract with respect to this Section 8.2, then the provisions of Section 13.33 shall apply with respect to the Property(ies) identified in such termination notice.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Each Seller, severally and individually, represents and warrants to Purchaser that it has dealt only with the broker listed for each Property in the Seller Information Schedule (collectively, “Sellers’ Broker”) and Candor Group, Inc. (the “Transaction Broker”), who is the transaction broker, in connection with this Contract.  Each Seller, severally and individually, and Purchaser each represents and warrants to the other that, other than with respect to a designated Sellers' Broker and Transaction Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  If the Closing occurs, then, at the Closing for such Property, (i) each Seller agrees to pay the Sellers’ Broker for such Property a commission according to the terms of a separate contract and (ii) each Seller agrees to pay the Transaction Broker a commission according to the terms of a separate contract.  Sellers’ Broker and the Transaction Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to each Seller’s obligation to pay the commission, each Sellers’ Broker and the Transaction Broker shall execute the signature page for such Broker attached hereto solely for purposes of confirming the matters set forth therein.

9.3       Texas Real Estate License Act.

  This Section 9.3 only applies to the Parktown Townhouse Property, the Westway Village Property and the Woods of Inverness Property.  The Texas Real Estate License Act requires written notice to Purchaser from any licensed real estate broker or salesman who is to receive a commission, that Purchaser should have any attorney of its own selection examine an abstract of title to the property being acquired or that Purchaser should be furnished with or should obtain a title insurance policy.  Purchaser should not rely upon any oral representations about the Property from any source.  Each Broker is not qualified to render property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws.  Purchaser should seek experts to render such services. Selection of inspectors and repairmen is the responsibility of the Purchaser and not the Broker.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or the Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Sellers the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price for each Property at the time required by Section 2.2.4 and close on the purchase of each of the Properties on the applicable Closing Date for each Property, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Sellers, and neither party shall be obligated to proceed with the purchase and sale of the Properties.  If Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten (10) days after written notice from Sellers’ Representative, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Sellers, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder and except as set forth in Section 13.16 below, Sellers’ sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Properties or breach of a representation or warranty.  Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser.  SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS’ DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS’ DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTIES.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS’ EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER AND SELLERS RIGHT TO COLLECT ATTORNEY FEES AND EXPENSES UNDER SECTION 13.16 BELOW.

10.2     Seller Default.

  If a Seller defaults (i) in its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 with respect to such Seller on the date required thereunder, or (ii) to close on the sale of such Seller’s Property on the Closing Date, then, provided that Purchaser is not in default under this Contract, at Purchaser's election and as Purchaser's sole and exclusive remedy, Purchaser may exercise its rights set forth in this Section 10.2 without any further opportunity of such Seller to receive notice or to cure such default.  If a Seller, prior to the Closing, defaults in its other covenants or obligations under this Contract (other than such Seller’s obligation to close on the sale of such Seller’s Property on the Closing Date), and such default continues for more than ten (10) days after written notice from Purchaser, then, provided that Purchaser is not in default under this Contract, at Purchaser's election and as Purchaser's sole and exclusive remedy, Purchaser may either (a) subject to the conditions below, seek specific performance of the defaulting Seller’s obligation to deliver its Deed pursuant to this Contract (but not damages), or (b) give a Termination Notice to Sellers’ Representative of Purchaser’s decision to terminate this Contract for the Property for which there was such a default and receive a return of the Allocated Deposit Amount for such Property from Escrow Agent.  If Purchaser, pursuant to any provision of this Section 10.2, elects to terminate this Contract for the Property for which there was a default, then Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Allocated Deposit Amount for such terminated Property), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with the Property for which this Contract has been terminated, which damages shall not exceed $75,000 per terminated Property.  Purchaser may seek specific performance of defaulting Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) not otherwise be in default under this Contract and (ii) file suit therefor with the court on or before the ninetieth (90th) day after the Closing Date.  Purchaser agrees that it shall promptly deliver to each Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Sellers pursuant to the foregoing sentence.  SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY A SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST ANY PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that a Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than ten percent (10%) of the Purchase Price for such Property, then the applicable Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within ten (10) days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to give a Termination Notice for the damaged Property to Sellers’ Representative.  If Sellers’ Representative receives a Termination Notice pursuant to this Section 11.1, then the provisions of Section 13.33 shall apply to the Property with respect to which this Contract has been so terminated.

11.2     Minor Damage.

  In the event that a Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than ten percent (10%) of the Purchase Price for such Property, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, applicable Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of applicable Seller’s election to commence such Repairs, or applicable Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at applicable Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by the applicable Seller) of such Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by applicable Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by applicable Seller in connection therewith and any shortfall in the amount of the insurance to cover the costs of the Repairs); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by applicable Seller for Repairs).

11.4     Repairs.

  To the extent that applicable Seller elects to commence any Repairs prior to Closing, then applicable Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing from the balance of any available insurance proceeds, subject to the provisions of Section 11.3.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by applicable Seller in connection with such Repairs, which construction contracts shall be subject to Purchaser’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  If, at the time of Closing, any material part of a Property is (or previously has been) acquired, or is about to be acquired (including any acquisition that materially limits access to such Property), by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to give a Termination Notice to Sellers’ Representative for the Property for which there was such a condemnation.  If Sellers’ Representative receives a Termination Notice pursuant to this Section 12.1, then the provisions of Section 13.33 shall apply to the Property with respect to which this Contract has been so terminated.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on any party until executed by both Purchaser and all Sellers.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors, and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers’ Representative.  Notwithstanding the foregoing, Purchaser may assign this Contract to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Sellers’ Representative of any proposed assignment no later than five (5) days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Standard Portfolios LLC

c/o Grant, Genovese & Baratta, LLP

2030 Main Street, Suite 1600

Irvine, California 92614

Attention: Michael J. Genovese

Telephone:  949-660-1600
Facsimile:  949-660-6051

Email:  mjg@ggb-law.com

With a copy to

Grant, Genovese & Baratta, LLP

2030 Main Street, Suite 1600

Irvine, California 92614

Attention: Michael J. Genovese

Telephone:  949-660-1600
Facsimile:  949-660-6051

Email:  mig@ggb-law.com

To any Seller or Sellers’ Representative:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch and Brian Bornhorst
Telephone:  303-757-8101 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)
Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)

Email:  mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282

Email:  harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882

Email:  john.spiegleman@aimco.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449

Email:  sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Stewart Title Guaranty Company

1980 Post Oak Boulevard

Suite 610

Houston, Texas 77056

Attention:  Wendy Howell

Telephone:  800-729-1906

Facsimile:   713-552-1703

Email:  WHOWELL@stewart.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of Colorado shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of Colorado is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and agreements, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10   Severability.

  If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Sellers’ lenders, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Properties, and any Materials provided by Sellers to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without the prior written authorization of Sellers’ Representative, which may be granted or denied in the sole discretion of Sellers’ Representative.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market any of the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers’ Representative, which consent may be withheld in Sellers’ Representative’s sole discretion.  Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Escrow Agent is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Escrow Agent is located in Denver, CO.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Sellers and Purchaser acknowledge and agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section 13.18 to the contrary, any Seller shall have the right to extend the Closing Date (as previously extended pursuant to Section 5.1) for up to thirty (30) days in order to facilitate a tax-free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser agrees that none of any Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   No Exclusive Negotiations.

  Sellers shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of any Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Sellers shall not enter into any binding contract with a third-party for the sale of any Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.21   ADA Disclosure.

  Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property’s compliance with the ADA or the FHA (or any similar state or local law), and Sellers expressly disclaim any such representations.

13.22   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of Sellers’ Representative, which consent may be withheld in the sole discretion of Sellers’ Representative.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Sellers’ Representative as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23   Relationship of Parties.

  Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the State of California, applying the laws of the State of Colorado.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within thirty (30) days after written demand therefor, then the American Arbitration Association shall designate an arbitrator who shall be a retired judge or attorney experienced in commercial transactions and who shall have at least twenty (20) years of experience in commercial or real estate transactions.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Sellers from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the State of Colorado (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25   AIMCO Marks.

  Purchaser agrees that Sellers, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26   Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Sellers’ Representative, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at any Property (or any of any Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Section 13.18 and 13.20), and (b) Sections 2.3, 3.3, 3.4, 3.5, 4.6.5, 4.8.4, 4.10, 4.11, 5.4, 5.5 , 6.2, 6.5, 9.1, 11.4, 14.1, and 14.2; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing, and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28   Multiple Purchasers.

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29   Sellers’ Several Obligations.

  Purchaser agrees that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are individual and several, and not joint and several, and that each Seller is responsible and liable only for its own Property and its own representations, warranties, obligations, and covenants.  Purchaser agrees that it shall look solely to the applicable Seller for any amount due hereunder or, obligation owed hereunder, and further waives any and all claims against any other party or Property for payment or performance of the same, including, without limitation, any other Seller or AIMCO, or any partner, member, manager, shareholder, director, officer, employee, affiliate, representative or agent of any Seller or AIMCO.

13.30   Obligation to Close on all Properties.

  Except as expressly set forth in this Contract, Purchaser’s obligation to purchase the Properties is not severable and Purchaser must purchase all of the Properties.  Similarly, except as expressly set forth in this Contract, Sellers’ obligations to sell the Properties are not severable and Sellers must sell all of the Properties to Purchaser.

13.31   Texas Statutory Utility District Notice for the Woods of Inverness Property.

 The terms of this Section 13.31 apply only to the Woods of Inverness Property.

13.31.1  The Woods of Inverness Property is located in the Inverness Forest Improvement District. The district has taxing authority separate from any other taxing authority and may, subject to voter approval, issue an unlimited amount of bonds and levy an unlimited rate of tax in payment of such bonds. As of this date, the rate of taxes levied by the district on real property located in the district is $0.45 on each $100 of assessed valuation. The total amount of bonds, excluding refunding bonds and any bonds or any portion of bonds issued that are payable solely from revenues received or expected to be received under a contract with a governmental entity, approved by the voters and which have been or may, at this date, be issued is $9,660,000, and the aggregate initial principal amounts of all bonds issued for one or more of the specified facilities of the district and payable in whole or in part from property taxes is $3,300,000.

 13.31.2 The district has the authority to adopt and impose a standby fee on property in the district that has water, sanitary sewer, or drainage facilities and services available but not connected and which does not have a house, building, or other improvement located thereon and does not substantially utilize the utility capacity available to the property. The district may exercise the authority without holding an election on the matter. As of this date, the most recent amount of the standby fee is $0. An unpaid standby fee is a personal obligation of the person that owned the property at the time of imposition and is secured by a lien on the property. Any person may request a certificate from the district stating the amount, if any, of unpaid standby fees on a tract of property in the district.

13.31.3  The district is located in whole or in part within the corporate boundaries of the city of Houston. The taxpayers of the district are subject to the taxes imposed by the municipality and by the district until the district is dissolved. By law, a district located within the corporate boundaries of a municipality may be dissolved by municipal ordinance without the consent of the district or the voters of the district.  The purpose of this district is to provide water, sewer, drainage, or flood control facilities and services within the district through the issuance of bonds payable in whole or in part from property taxes. The cost of these utility facilities is not included in the purchase price of your property, and these utility facilities are owned or to be owned by the district.

13.31.4  PURCHASER IS ADVISED THAT THE INFORMATION PROVIDED IN THIS SECTION 13.31 IS SUBJECT TO CHANGE BY THE DISTRICT AT ANY TIME.  THE DISTRICT ROUTINELY ESTABLISHES TAX RATES DURING THE MONTHS OF SEPTEMBER THROUGH DECEMBER OF EACH YEAR, EFFECTIVE FOR THE YEAR IN WHICH THE TAX RATES ARE APPROVED BY THE DISTRICT. PURCHASER IS ADVISED TO CONTACT THE DISTRICT TO DETERMINE THE STATUS OF ANY CURRENT OR PROPOSED CHANGES TO THE INFORMATION SHOWN ON THIS FORM.

13.31.5  By executing this Contract, Purchaser acknowledges receipt of the foregoing notice provided in this Section 13.31 as of the Effective Date, as required by Section 49.452 of the Texas Water Code.

13.32   Maryland Critical Area Notice.

 The terms of this Section 13.32 apply only to the Spyglass Property.  Purchaser is hereby advised that all or a portion of the Spyglass Property may be located in the “critical area” of the Chesapeake and Atlantic Coastal Bays, and that additional zoning, land use, and resource protection regulations apply in this area. The “critical area” generally consists of all land and water areas within 1,000 feet beyond the landward boundaries of State or private wetlands, the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries. The “critical area” also includes the waters of and lands under the Chesapeake Bay, the Atlantic Coastal Bays, and all of their tidal tributaries to the head of tide. For information as to whether the Spyglass Property is located within the critical area, Purchaser may contact the local department of planning and zoning, which maintains maps showing the extent of the critical area in the jurisdiction. Allegany, Carroll, Frederick, Garrett, Howard, Montgomery, and Washington counties do not include land located in the critical area.

13.33   Effect of Partial Termination of Contract.

  If this Contract is terminated in part by a Seller or Purchaser with respect to any one or more (but not all) of the Properties (each a “Terminated Property”) pursuant to any one or more of the provisions of Section 4.4, Section 4.6.9, Section 4.7, Section 4.8.5, Section 4.11.10, Section 8.1, Section 8.2, Section 10.2, Section 11.1 and/or Section 12.1 hereof, and provided that Purchaser is not otherwise in material default hereunder beyond any applicable notice and cure period, then this Contract shall automatically be deemed modified to (i) remove each Terminated Property as a “Property” hereunder and (ii) remove each Seller of each Terminated Property as a “Seller” hereunder, such that such Seller shall no longer constitute a party to this Contract, and, accordingly, such Seller and Purchaser shall no longer have any further rights or obligations hereunder to each other, except for the Survival Provisions.  In such event, but subject to the terms of Section 2.3.3 hereof, Escrow Agent shall release to Purchaser the Allocated Deposit Amount for each Terminated Property, and the Deposit shall be deemed to be reduced by the amount of the Allocated Deposit Amount for each Terminated Property.  Except as otherwise provided below, if Purchaser or any Seller terminates this Contract in part and the aggregate Purchase Price for all such Terminated Properties exceeds twenty-five percent (25%) of the total Purchase Price for all of the Properties (the “Threshold Amount”), then either Sellers or Purchaser shall have the right to terminate this Contract in its entirety by written notice to the other party within five (5) Business Days of receipt of the applicable notice terminating this Contract for such Terminated Property.  In such event, but subject to the terms of Section 2.3.3 hereof, Escrow Agent shall release the Deposit to Purchaser (less the Allocated Deposit Amount applicable to the Property for which a Closing has already occurred, if any) and this Contract shall be null and void, except for the Survival Provisions.  Notwithstanding the foregoing, if this Contract is terminated with respect to the Chimneys of Cradlerock Property pursuant to Sections 4.11.11 then the Purchase Price for the Chimneys of Cradlerock Property shall not apply towards the determination of the Threshold Amount.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Sellers and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2     Consent Agreement.

  With respect to the Arbours of Hermitage Property and the Parktown Townhouse Property, testing has been performed at such applicable property with respect to presence of lead-based paint.  The remainder of the Properties were built after 1978 and thus do not contain lead based paint. The “LBP Consultant” identified on the Seller Information Schedule prepared the Report with respect to the Property identified therein.  A copy of each Report with respect to the Property will be provided to Purchaser with the Materials.  Each Report certifies the respective Property as lead based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Reports, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of the Consent Agreement.  Because the applicable Property has been certified as lead based paint free, the applicable Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at its Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the applicable Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract under seal as of the date first set forth above.

Seller:

CCP IV ARBOURS OF HERMITAGE, LLC, a Delaware limited liability company

By: CCP IV ASSOCIATES, LTD., a Texas limited partnership, its member

By: CCP/IV RESIDENTIAL GP, L.L.C., a South Carolina limited liability company, its general partner

By: CONSOLIDATED CAPITAL PROPERTIES IV, LP, a Delaware limited partnership, its manager

By: CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

OXFORD-COLUMBIA ASSOCIATES, A MARYLAND LIMITED PARTNERSHIP, a Maryland limited partnership

By: OAMCO XVI, L.L.C., a Delaware limited liability company, its managing general partner

By: OXFORD REALTY FINANCIAL GROUP, INC., a Maryland corporation, its managing member

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

AIMCO HILLMEADE, LLC, a Delaware limited liability company

By: AIMCO PROPERTIES, L.P., a Delaware limited partnership, its member

By: AIMCO-GP, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

BRANDERMILL-OXFORD ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership

By:  OXFORD EQUITIES CORPORATION, an Indiana corporation, its managing general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

LAZY HOLLOW PARTNERS, a California general partnership

By: ANGELES REALTY CORPORATION II, a California corporation, its managing general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

SHELTER PROPERTIES II LIMITED PARTNERSHIP, a South Carolina limited partnership

By: SHELTER REALTY II CORPORATION, a South Carolina corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

AMBASSADOR VII, L.P., a Delaware limited partnership

By: AMBASSADOR VII, INC., a Delaware corporation, its general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

WOODS OF INVERNESS CPF 16, L.P., a Delaware limited partnership

By: CPF 16 WOODS OF INVERNESS GP, L.L.C., a South Carolina limited liability company, its general partner

By: CENTURY PROPERTIES FUND XVI, a California limited partnership, its member

By: FOX CAPITAL MANAGEMENT CORPORATION, a California corporation, its managing general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

ST. MARY’S-OXFORD ASSOCIATES LIMITED PARTNERSHIP, a Maryland limited partnership

By:    OAMCO VII, L.L.C., a Delaware limited liability company, its managing general partner

By:  OXFORD REALTY FINANCIAL GROUP, INC., a Maryland corporation, its managing member

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

Standard Portfolios LLC, a Delaware limited liability company

By:  /s/David Liu

Name:  David Liu

Title:  Manager